EXHIBIT 5.1


                     [LETTERHEAD OF MESSERLI & KRAMER P.A.]



November 14, 2001

Xdogs, Inc.
126 North Street, Suite 407
Minneapolis, Minnesota  55401

           Re:        Issuance of Securities

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Xdogs, Inc. (the "Company") of the Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the sale of 195,653 shares of the Company's common stock (the "Common Stock") that will be issued to Jeffrey C. Robbins pursuant to a legal services plan (the "Legal Services Plan").

In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda, and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and execution and delivery of all documents, where execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when issued in accordance with the Legal Services Plan and the Registration Statement will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/  Messerli & Kramer P.A.
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     Messerli & Kramer P.A.